                                                                       EXHIBIT 3


                          NORTHGATE EXPLORATION LIMITED


                                 SECURITIES ACT

                          MATERIAL CHANGE REPORT UNDER
             SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA)
                 SECTION 118(1) OF THE SECURITIES ACT (ALBERTA)
              SECTION 84(1)(b) OF THE SECURITIES ACT (SASKATCHEWAN)
                  SECTION 75(2) OF THE SECURITIES ACT (ONTARIO)
                    SECTION 73 OF THE SECURITIES ACT (QUEBEC)
              SUBSECTION 81(2) OF THE SECURITIES ACT (NOVA SCOTIA)
              SUBSECTION 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND)


1.   REPORTING ISSUER

     Northgate Exploration Limited ("Northgate")
     2050 - 1055 West Georgia Street
     P.O. Box 11179, Royal Centre
     Vancouver, British Columbia V6E 3R5


2.   DATE OF MATERIAL CHANGE

     February 14, 2003


3.   PRESS RELEASE

     A press release disclosing the material change was issued in Vancouver, British Columbia, on February 14, 2003. A copy of the press release is attached.


4.   SUMMARY OF MATERIAL CHANGE

     As a result of receiving the approval of the Toronto Stock Exchange (the "TSX"), Northgate completed the acquisition of a 5% minority interest (the "Kemess Interest") in Kemess Mines Ltd. ("Kemess") from Royal Oak Ventures Inc. ("Royal Oak") on February 14, 2003. In consideration for the acquisition of the Kemess Interest, Northgate issued 7,186,000 common shares of Northgate to Royal Oak. After acquiring the Kemess Interest, Northgate now owns 100% of the issued and outstanding shares of Kemess.

5.   FULL DESCRIPTION OF MATERIAL CHANGE

     As a result of receiving the approval of the TSX, Northgate completed the acquisition of the Kemess Interest from Royal Oak (the "Transaction") on February 14, 2003. In consideration for the acquisition of the Kemess Interest, Northgate issued 7,186,000 common shares of Northgate to Royal Oak.

     Due to the relationship of Northgate and Royal Oak, the Transaction was a "related party transaction" for securities regulatory purposes. Consequently, the Transaction was not negotiated at arm's length. However, the Transaction did not require Northgate shareholder approval, nor did the Transaction require the preparation of a formal valuation, as the fair market value of the Transaction is less than 25% of Northgate's current market capitalization. In addition, the Transaction did not materially affect the control of Northgate. In particular, the common shares of Northgate issued to Royal Oak pursuant to the Transaction represent only 3.62% of the issued and outstanding common shares of Northgate, as calculated on a post-Transaction basis.

     After acquiring the Kemess Interest, Northgate now owns 100% of the issued and outstanding shares of Kemess.


6.   RELIANCE ON SECTION 85(2) OF THE ACT

     N/A


7.   OMITTED INFORMATION

     N/A


8.   SENIOR OFFICERS

     For further information about this material change, contact Terrence A. Lyons, Chairman of the Board, at (604) 669-3141.


9.   STATEMENT OF SENIOR OFFICER

     The foregoing accurately discloses the material change referred to herein.

     DATED at Vancouver, British Columbia this 19th day of February, 2003.



                                           (signed)
                                           -------------------------------------
                                           Jon A. Douglas, Senior Vice President
                                           and Chief Financial Officer

NEWS RELEASE                                (NORTHGATE EXPLORATION LIMITED LOGO)

NORTHGATE EXPLORATION LIMITED
Stock Symbol: NGX
Exchange Codes: TSX
Website: www.northgateexploration.ca
--------------------------------------------------------------------------------


      NORTHGATE CLOSES ACQUISITION OF MINORITY INTEREST IN THE KEMESS MINE


VANCOUVER, FEBRUARY 14, 2003 - Northgate Exploration Limited ("Northgate") (TSX:
NGX) today announced that, as a result of receiving Toronto Stock Exchange approval, it has closed the acquisition of the 5% minority interest in Kemess Mines Ltd. ("Kemess") from Royal Oak Ventures Inc. ("Royal Oak") which was announced February 5, 2003. As a result, Northgate has issued 7,186,000 Common Shares to Royal Oak and now owns 100% of Kemess.


                                     *******


Northgate Exploration is in the business of mining and exploring for gold and copper, with a focus on opportunities in North and South America. The Corporation's principal assets are the 275,000-ounce per year Kemess South mine in north-central British Columbia and the adjacent Kemess North deposit, which contains an inferred resource of 5.7 million ounces of gold and is currently the subject of a feasibility study.


For further information, please contact:



MR. TERRY A. LYONS                         MR. KEN G. STOWE
Chairman                                   President and Chief Executive Officer
604-669-3141                               416-359-8641